Exhibit 99.1

Montauk Renewables Announces First Quarter 2025 Results

PITTSBURGH, PENNSYLVANIA – May 8, 2025—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the first quarter ended March 31, 2025.

First Quarter Highlights:

• Revenues of $42.6 million, increased 9.8% compared to the first quarter of 2024

• Net loss of $0.5 million, compared to net income of $1.9 million for the first quarter of 2024

• Non-GAAP Adjusted EBITDA of $8.8 million, decreased 7.2% year-over-year

• RNG production of 1.4 million MMBtu, flat compared to first quarter of 2024

• RINs sold of 9.9 million, increased 2.0 million or 25.3% year-over-year

Our profitability is highly dependent on the market price of environmental attributes, including the market price for RINs. As we self-market a significant portion of our RINs, a decision to not to commit to transfer available RINs during a period will impact our revenue and operating profit. As a result of our decision to not commit RINs available to be sold during the 2024 fourth quarter, we had approximately 6.8 million RINs available but unsold at year end. Including these RINs, we have sold all RINs associated to our 2024 RNG production. We have subsequently entered into commitments to transfer the majority of our RINs in inventory as of March 31, 2025. The Environmental Protection Agency’s (“EPA”) Biogas Regulatory Reform Rule became effective in 2025. New rules requiring the separation of RINs after dispensing has delayed by approximately one month our ability to have RINs available for sale from current year production. Additionally, the EPA extending the compliance period for 2024 has impacted the timing of obligated party purchases of RINs from 2025 production.

Related to our gas rights agreement with our landfill host at our Rumpke RNG location, in 2025, we began the process of planning the relocation of our existing Rumpke RNG facility. The timing of this project and requirement to relocate the facility coincides with the landfills filling practices to move into the existing area of our now current Rumpke RNG facility and is contractually obligated. We expect to begin capital expenditures for long lead time equipment in the second quarter of 2025 and expect to target a commissioning in 2028. Depending on the timing of capital expenditure and potential additional production capabilities in addition to RNG production related to the full design, we estimate capital expenditures to range between $80 million to $110 million. Finally, related to the development of our Blue Granite RNG project, we received notice from the utility that it will no longer accept RNG into its distribution system, which was in opposition to the letter of intent issue when we were awarded the gas rights to the site. This notice led to our impairing of certain RNG equipment. We continue to discuss with the landfill host various alternatives related to the site as we continue to own the rights to develop the site.

First Quarter Financial Results

Total revenues in the first quarter of 2025 were $42.6 million, an increase of $3.8 million (9.8%) compared to $38.8 million in the first quarter of 2024. The increase is primarily driven by the monetization of the RINs sold in the first quarter of 2025 related to 2024 RNG production. Our average realized RIN price in the first quarter of 2025 was $2.46 which decreased approximately 24.3% compared to $3.25 in the first quarter of 2024. Natural gas index pricing increased approximately 62.9% during the first quarter of 2025 compared to the first quarter of 2024. Operating and maintenance expenses for our RNG facilities in the first quarter of 2025 were $14.1 million, an increase of $2.0 million (16.1%) compared to $12.1 million in the first quarter of 2024. The primary drivers of this increase were timing of preventative maintenance, media changeout maintenance, and wellfield operational enhancement programs, at our Apex, McCarty, Rumpke, and Coastal facilities. Our Renewable Electricity Generation operating and maintenance expenses in the first quarter of 2025 were $3.4 million, an increase of $1.1 million (46.2%) compared to $2.3 million in the first quarter of 2024, primarily driven by non-capitalizable expenses at our Montauk Ag Renewables projects. Total general and administrative expenses were $8.8 million in the first quarter of 2025, a decrease of $0.6 million (7.1%) compared to $9.4 million in the first quarter of 2024. Operating income in the first quarter of 2025 was $0.4 million, a decrease of $2.0 million (82.7%) compared to $2.4 million in the first quarter of 2024. Net loss in the first quarter of 2025 was $0.5 million, a decrease of $2.4 million (125.1%) compared to net income of $1.9 million in the first quarter of 2024.

First Quarter Operational Results

We produced approximately 1.4 million Metric Million British Thermal Units (“MMBtu”) of RNG in the first quarter of 2025, flat compared to 1.4 million MMBtu produced in the first quarter of 2024. At our Rumpke facility, we produced 39 MMBtu more in the first quarter of 2025 compared to the first quarter of 2024 as a result of previously disclosed plant processing equipment failure that occurred in the first quarter of 2024. At our Apex facility, we produced 57 fewer MMBtu in the first quarter of 2025 compared to the first quarter of 2024 as a result of cold weather conditions impacting gas feedstock availability, wellfield extraction environmental factors, and plant processing equipment failures. We produced approximately 46 thousand megawatt hours (“MWh”) in Renewable Electricity in the first quarter of 2025, a decrease of 8 thousand MWh compared to 54 thousand MWh produced in the first quarter of 2024. Our Security facility produced approximately 6 thousand MWh less in the first quarter of 2025 compared to the first quarter of 2024 as a result of us ceasing operations in connection with the sale of gas rights back to the landfill host.

2025 Full Year Outlook

•
RNG revenues are expected to range between $150 and $170 million
•
RNG production volumes are expected to range between 5.8 and 6.0 million MMBtu
•
REG revenues are expected to range between $17 and $18 million
•
REG production volumes are expected to range between 178 and 186 thousand MWh

Conference Call Information

The Company will host a conference call May 9th, 2025 at 8:30 a.m. Eastern time to discuss results. The registration for the conference call will be available via the following link:

• https://register-conf.media-server.com/register/BI3885b2c10f194fb3bc2e62b037d47425

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/5jzw2eww/ and on the Company’s website at https://ir.montaukrenewables.com after 11:30 a.m. Eastern time on the same day through May 9, 2026.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 13 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including those related to the Montauk Ag project in North Carolina, the Second Apex RNG Facility, the Blue Granite RNG Facility, the Bowerman RNG Facility, the delivery of biogenic carbon dioxide volumes to European Energy, the Emvolon collaboration and pilot project, the Tulsa facility project, the resolution of gas collection issues at the McCarty facility, the delays and cancellations of landfill host wellfield expansion projects, the mitigation of wellfield extraction environmental factors at the Rumpke and Apex facilities, how we may monetize RNG production and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market, whether as a result of the new presidential administration or otherwise; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; taxes, tariffs, duties or other assessments on equipment necessary to generate or deliver renewable energy or continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the failure to attract and retain qualified personnel or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations, whether as a result of a new presidential administration or otherwise; expected impacts of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, extreme and changing weather patterns and conditions and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	as of March 31,	as of December 31,
ASSETS	2025	2024
Current assets:
Cash and cash equivalents	$40,111	$45,621
Accounts and other receivables	8,491	8,172
Current restricted cash	8	8
Income tax receivable	344	41
Current portion of derivative instruments	401	471
Prepaid insurance and other current assets	2,824	2,911
Total current assets	$52,179	$57,224
Non-current restricted cash	$375	$375
Property, plant and equipment, net	259,678	252,288
Goodwill and intangible assets, net	17,881	18,113
Deferred tax assets	1,605	1,272
Non-current portion of derivative instruments	154	298
Operating lease right-of-use assets	7,095	7,064
Finance lease right-of-use assets	93	110
Other assets	15,166	12,271
Total assets	$354,226	$349,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,411	$8,856
Accrued liabilities	10,232	10,069
Related party payable	—	625
Current portion of operating lease liability	2,378	2,049
Current portion of finance lease liability	76	76
Current portion of long-term debt	11,857	11,853
Total current liabilities	$40,954	$33,528
Long-term debt, less current portion	40,796	43,763
Non-current portion of operating lease liability	4,817	5,138
Non-current portion of finance lease liability	19	36
Asset retirement obligations	6,456	6,338
Other liabilities	2,997	2,795

Total liabilities	$96,039	$91,598

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,792,811 shares issued at March 31, 2025 and December 31, 2024, respectively; 142,711,797 shares outstanding at March 31, 2025 and December 31, 2024, respectively	1,426	1,426
Treasury stock, at cost, 2,308,524 shares March 31, 2025 and December 31, 2024, respectively	(21,262)	(21,262)
Additional paid-in capital	223,139	221,905
Retained earnings	54,884	55,348
Total stockholders' equity	258,187	257,417
Total liabilities and stockholders' equity	$354,226	$349,015

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share data)	Three Months Ended March 31,
	2025	2024
Total operating revenues	$42,603	$38,787

Operating expenses:
Operating and maintenance expenses	17,557	14,451
General and administrative expenses	8,754	9,427
Royalties, transportation, gathering and production fuel	7,571	6,518
Depreciation, depletion and amortization	6,264	5,434
Impairment loss	2,047	528
Transaction costs	-	61
Total operating expenses	$42,193	$36,419
Operating income	$410	$2,368

Other expenses (income):
Interest expense	$1,243	$1,165
Other income	(52)	(1,060)
Total other expenses	$1,191	$105
(Loss) income before income taxes	$(781)	$2,263

Income tax (benefit) expense	(317)	413
Net (loss) income	$(464)	$1,850

(Loss) income per share:
Basic	$(0.00)	$0.01
Diluted	$(0.00)	$0.01

Weighted-average common shares outstanding:
Basic	142,711,797	141,986,189
Diluted	142,711,797	142,369,219

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands):
	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(464)	$1,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	6,264	5,434
Provision for deferred income taxes	(333)	249
Stock-based compensation	1,274	2,241
Derivative mark-to-market adjustments and settlements	214	(91)
Net loss on sale of assets	15	22
(Decrease) increase in earn-out liability	(425)	(849)
Accretion of asset retirement obligations	118	108
Liabilities associated with properties sold	-	(225)
Amortization of debt issuance costs	97	90
Impairment loss	2,047	528
Cash provided (used) by changes in assets and labilities:
Accounts receivable	(319)	3,083
Royalty offset long term receivable	(739)	(1,600)
Income tax payables	(303)	(411)
Critical spare inventory	(215)	209
Accounts payable and Accrued liabilities	2,213	3,468
Other	(304)	186
Net cash provided by operating activities	$9,140	$14,292
Cash flows from investing activities:
Capital expenditures	$(11,632)	$(21,986)
Asset acquisition	—	(820)
Cash collateral deposits	—	20
Net cash used in investing activities	$(11,632)	$(22,786)
Cash flows from financing activities:
Repayments of long-term debt	$(3,000)	$(2,000)
Finance lease payments	(18)	(20)
Net cash used in financing activities	$(3,018)	$(2,020)
Net decrease in cash and cash equivalents and restricted cash	$(5,510)	$(10,514)
Cash and cash equivalents and restricted cash at beginning of period	$46,004	$74,242
Cash and cash equivalents and restricted cash at end of period	$40,494	$63,728

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$40,111	$63,277
Restricted cash and cash equivalents - current	8	8
Restricted cash and cash equivalents - non-current	375	443
	$40,494	$63,728

Supplemental cash flow information:
Cash paid for interest	$1,055	$1,237
Cash paid for income taxes	319	574
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	8,534	7,492

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net (loss) income which is the most directly comparable GAAP measure for the three months ended March 31, 2025 and 2024, respectively:

	Three Months Ended March 31,
	2025	2024
Net (loss) income	$(464)	$1,850
Depreciation, depletion and amortization	6,264	5,434
Interest expense	1,243	1,165
Income tax (benefit) expense	(317)	413
Consolidated EBITDA	6,726	8,862

Impairment loss	2,047	528
Net loss on sale of assets	15	22
Transaction costs	—	61
Adjusted EBITDA	$8,788	$9,473